Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156449, 333-151320 and 333-151318 on Forms S-3 of our report dated March 31, 2009 relating to our audits of the consolidated financial statements of New Generation Biofuels Holdings, Inc. and subsidiaries, which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Imowitz Koenig & Co., LLP

New York, New York
March 31, 2009